Form N-SAR
Item 77 K
Changes in Accountants
The RBB Fund, Inc.

1.	i. Effective November 21, 2006,
PricewaterhouseCoopers LLP ("PWC") resigned as independent registered public accounting firm with respect to the Registrant's Robeco Boston Partners
Small Cap Value Fund II, Robeco Boston Partners
Long/Short Equity Fund, Robeco Boston Partners Large
Cap Value Fund, Robeco Boston Partners Mid Cap Value
Fund, Robeco Boston Partners All-Cap Value Fund,
Robeco WPG Small Cap Value Fund (formerly, the
Robeco WPG Tudor  Fund), Robeco WPG Large Cap Growth
Fund and Robeco WPG Core Bond Fund (collectively, the "Robeco Funds"). PWC had previously been engaged as the independent registered public accounting firm to audit the Robeco Funds' financial statements.

     ii. PWC's report on the financial statements of the Robeco Funds for the two most recent fiscal years ended August 31, 2006 and August 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

     iii. During the two most recent fiscal years and subsequent interim period there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

     iv. Within the two most recent fiscal years and subsequent interim period there were no events of the kind described in Item, 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

     The Registrant has requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 27, 2007, is filed as an Exhibit to this Form N-SAR.

2. 	On December 20, 2006, the Registrant by action of the
Board of Directors engaged Ernst & Young LLP ("E&Y") as the independent registered public accounting firm to audit the Robeco Funds' financial statements for the Fiscal Year ended August 31, 2007. During the two most recent fiscal years and subsequent interim period neither the Registrant nor anyone on its behalf consulted with E&Y regarding either: (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Robeco Funds' financial statements or
(ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-k) or reportable event (as described in paragraph (a)(1)(v) of Item 304).